Exhibit 5

June 30, 2011

DSW Inc.

810 DSW Drive

Columbus, Ohio 43219

Re:	Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 for the Retail Ventures, Inc. Second Amended and Restated 2000 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for DSW Inc., an Ohio corporation (“DSW”), in connection with the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (the “Registration Statement”), filed by DSW with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 72,830 Class A Common Shares, without par value (the “Shares”), to be issued under the Plan.

In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP